Exhibit (a)(5)(X)

Frequently Asked Questions – Updates to Stockholder FAQ

What is the timing to complete the transaction and when can shareholders expect to get paid out?

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bluebird, Carlyle and SK Capital are working under a sense of urgency to complete the transaction as quickly as possible. Absent a majority of stockholders tendering their shares in the tender offer with Carlyle and SK Capital, bluebird is at significant risk of defaulting on its loan agreements with Hercules Capital and it is unlikely that stockholders would receive any consideration for their shares in a bankruptcy or liquidation.

•	All required regulatory approvals to complete the acquisition of bluebird by Carlyle and SK Capital have been received.

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The parties expect to complete the merger promptly following the successful completion of the ongoing tender offer, which is scheduled to expire one minute after 11:59 p.m. New York City time on May 12, 2025, unless the tender offer is further extended or earlier terminated.

•	For exact details on the payout process, please contact your individual broker or transfer agent.

Does bluebird have enough cash runway to make it to close of the transaction?

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As previously stated, bluebird entered into amendments to its loan agreement with Hercules Capital in connection with the transaction to ensure adequate liquidity through the closing. If the transaction does not close, bluebird is at significant risk of defaulting on its loan agreements with Hercules Capital.

Where can I find tender offer materials?

•	The tender offer materials and recommendation statement filed with the SEC are available to all shareholders.

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Investors may obtain a free copy of the tender offer materials and other documents filed by Beacon Parent Holdings, L.P. (“Parent”), Beacon Merger Sub, Inc. (“Merger Sub”) and bluebird with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by bluebird under the “Investors & Media” section of bluebird’s website at www.bluebirdbio.com.

How many shares need to be tendered for this transaction to be approved?

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bluebird must obtain the tender of a majority of the outstanding shares of bluebird bio common stock for this transaction to be approved. The bluebird Board of Directors unanimously recommends that stockholders tender into the offer. Absent a majority of stockholders tendering before the expiration of the tender offer, bluebird is at significant risk of defaulting on its loan agreements with Hercules Capital and it is unlikely that stockholders would receive any consideration for their shares in a bankruptcy or liquidation

What happens if bluebird does not receive shareholder support for this transaction?

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Absent a majority of stockholders tendering before the expiration of the tender offer, bluebird is at significant risk of defaulting on its loan agreements with Hercules Capital and it is unlikely that stockholders would receive any consideration for their shares in a bankruptcy or liquidation.

What action should stockholders take related to the current tender offer?

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The bluebird Board of Directors unanimously recommends that stockholders tender into the offer, which is scheduled to expire one minute after 11:59 p.m. New York City time on May 12, 2025, unless the tender offer is further extended or earlier terminated.

•	The bluebird Board of Directors has reaffirmed its recommendation in support of the transaction with Carlyle and SK Capital.

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If the tender offer with Carlyle and SK Capital is not successful, bluebird is at significant risk of defaulting on its loan agreements with Hercules Capital and it is unlikely that stockholders would receive any consideration for their shares in a bankruptcy or liquidation.

Is the Ayrmid offer still on the table?

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As announced on April 16, 2025, following three weeks of engagement, including a timeline extension, Ayrmid Ltd. (“Ayrmid”) did not submit a binding proposal to acquire bluebird and did not obtain the necessary financing.

•	No further progress has been made with respect to the Ayrmid proposal and the bluebird Board of Directors does not expect that a transaction with Ayrmid will materialize.

•	Accordingly, the only actionable transaction is Carlyle’s and SK Capital’s tender offer.

Additional Information and Where to Find It

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of bluebird. The solicitation and the offer to buy shares of bluebird’s common stock is being made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials, that were filed by Parent and Merger Sub with the SEC on March 7, 2025. In addition, bluebird has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on March 7, 2025. The tender offer materials and the Solicitation/Recommendation statement, as they may be amended from time to time, contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Investors may obtain a free copy of these materials and other documents filed by Parent, Merger Sub and bluebird with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, copies of these materials and other documents by calling Innisfree M&A Incorporated, the information agent for the Offer, toll-free at (877) 825-8793 for stockholders or by calling collect at (212) 750-5833 for banks or brokers.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 OF BLUEBIRD AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on bluebird bio’s current beliefs and expectations and include, but are not limited to: statements regarding beliefs about the potential benefits of the transaction; the planned completion and timing of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 21, 2025 (the “Merger Agreement”); and the prospective performance and outlook of the surviving company’s business, performance, and opportunities. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the tender offer and the merger; uncertainties as to the percentage of bluebird bio stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable regulatory and/or governmental entities (or any conditions, limitations or restrictions placed on such approvals); risks relating to bluebird bio’s liquidity during the pendency of the tender offer and the merger or in the event of a termination of the Merger Agreement; the risk that the milestone related to the contingent value right is not achieved; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from bluebird bio’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and other risks and uncertainties pertaining to bluebird bio’s business, including the risks and uncertainties detailed in bluebird bio’s public periodic filings with the SEC, as well as the tender offer materials filed by Parent and Merger Sub and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by bluebird bio in connection with the tender offer.